Manufacturing Agreement

Europa International Pty Limited
ACN 137 519 307

and

Coca-Cola Amatil (Aust) Pty Limited
ACN 076 594 119

2017

CONTENTS

CLAUSE **PAGE**

Schedule

THIS AGREEMENT is made on 9 JUNE 2017

BETWEEN:

(1) **Europa International Pty Limited** ACN 137 519 307 of 29 Anvil Road, Seven Hills NSW 2147 (**Europa**); and

(2) **Coca-Cola Amatil (Aust) Pty Ltd** ACN 076 594 119 of Level 14, 40 Mount Street, North Sydney, NSW 2060 (**CCA**).

RECITALS:

(A) CCA may wish to have certain Products manufactured from time to time during the term of this Agreement.

(B) The parties have agreed to enter into a manufacturing agreement for the manufacture of the Products by Europa.

THE PARTIES AGREE AS FOLLOWS:

1. **INTERPRETATION**

1.1 **Definitions**

The following definitions apply in this document.

ACCC means Australian Competition and Consumer Commission.

AUSTRALIAN BITTERS Manufacturing Agreement means the manufacturing agreement between CCA and Europa dated on or about 22 December 2016.

Australian Consumer Law means Schedule 2 to the *Competition and Consumer Act 2010* (Cth).

Authorisation means:

(a) an approval, authorisation, consent, declaration, exemption, permit, licence notarisation or waiver, however it is described, and including any condition attached to it; and

(b) in relation to anything that could be prohibited or restricted by law if a Government Agency acts in any way within a specified period, the expiry of that period without that action being taken,

including any renewal or amendment.

Authorised User in respect of any Australian Intellectual Property has the same meaning as under the Trade Marks Act, and has a similar meaning in respect of any Intellectual Property in any other jurisdiction.

Bitters Product means and "Product" as that term is defined in the AUSTRALIAN BITTERS Manufacturing Agreement.

Brand means any brand related to a Product, including:

(a) any words or combinations of words associated with the Product;

(b) any logos, whether a registered trade mark or not, associated with the Product;

(c) the visual identity of the brands, including the visual identity of the Product;

(d) all promotional, marketing and advertising materials for the Product and any brands associated with the Product; and

(e) any existing, new or additional extensions of any brand related to the Product.

Business Day means a day (other than a Saturday, Sunday or public holiday) on which banks are open for general banking business in Sydney, New South Wales.

Change of Control has the meaning given to it in clause 19.4.

Claim means in relation to a person, a claim, cause of action, proceeding, suit or demand made against the person concerned however it arises and whether it is present or future, fixed or unascertained, actual or contingent.

Claim Notice has the meaning given to it in clause 8.3(a).

Confidential Information means information that:

(a) relates to the business of Europa or CCA (including the existence and terms of this document) in connection with the Products; and

(b) is made available by or on behalf of the disclosing party to the receiving party, or is otherwise obtained by or on behalf of the receiving party; and

(c) is by its nature confidential or the receiving party knows, or ought to know, is confidential;

(d) includes any Recipe or Product Know How, or any part thereof;

(e) includes information disclosed under clauses 6 and 10.2; and

(f) in respect of CCA, includes CCA's customer lists.

Confidential Information may be made available or obtained directly or indirectly, and before, on or after the date of this document.

Confidential Information does not include information that:

(a) is in or enters the public domain through no fault of the receiving party or any of its officers, employees or agents; or

(b) is or was made available to the receiving party by a person (other than the disclosing party) who is not or was not then under an obligation of confidence to the disclosing party in relation to that information; or

(c) is or was developed by the receiving party independently of the disclosing party and any of its officers, employees or agents.

Consumer Price Index means the All Groups Consumer Price Index, weighted average of metropolitan capital cities (eight cities), as published in the Australian Bureau of Statistics Catalogue No. 6401.0 or if that index is suspended or discontinued, the index substituted for it by the Australian Bureau of Statistics.

Contract Period means:

(a) the Initial Term; or

(b) if CCA exercises its option under clause 3.2(b) in relation to the First Further Term, the Initial Term plus the First Further Term; or

(c) if CCA exercises its option under clause 3.2(b) in relation to the Second Further Term, the Initial Term plus the First Further Term plus the Second Further Term.

Control means holding, directly or indirectly, the legal or beneficial ownership of 50% or more of the total issued share capital in an entity, and **Controlled** has a similar meaning.

Corporations Act means *Corporations Act 2001* (Cth).

Draft Specification Form means a document setting out the specifications of a product proposed to be manufactured by Europa in the form of the document set out in Schedule 1.

Eastern Creek Facility means the Coca-Cola Amatil Eastern Creek Distribution Centre located at M7 Business Hub, 9 Roussell Road, Eastern Creek, NSW.

Excise means the tariff imposed on the manufacture or production in Australia of excisable goods and which is payable to the Australian Taxation Office pursuant to the *Excise Act 1901*, the *Excise Tariff Act 1921*, the regulations made under that Act and any Excise Acts as defined in section 4 of the *Excise Act 1901*.

Existing Cocktail Mixes means the old fashioned cocktail mix and the citrus highball cocktail mix in respect of which information, Recipes and Product Know How has been exchanged between the parties prior to the date of this document.

Existing Recipes and Product Know How means all Recipes and Product Know How owned by Europa used in, or relating to, a Brand or a Product created on or before:

(a) in respect of the Existing Cocktail Mixes, the date of this document; or

(b) in respect of any other Brand or Product, the date of the Product Specification Form relating to that Product.

First Further Term has the meaning given to it in clause 3.2(a).

Forecast Order has the meaning given to in clause 6.1.

Forecast Period has the meaning given to in clause 6.1.

Future Intellectual Property means all Intellectual Property (including any Recipes or Product Know How) created by Europa after:

(a) in respect of the Existing Cocktail Mixes, the date of this document; or

(b) in respect of any other Brand or Product, the date of the Product Specification Form relating to that Product,

and used in, or relating to, a Brand or a Product.

Government Agency means:

(a) a government or government department or other body; or

(b) a governmental, semi-governmental or judicial person; or

(c) a person (whether autonomous or not) who is charged with the administration of a Law.

GST means the same as "GST" means in the GST Act.

GST Act means the *A New System (Goods and Services Tax) Act 1999* (Cth).

Initial Term has the meaning given to it in clause 3.1.

Input Tax Credit means the same as "input tax credit" means in the GST Act.

Insolvency Event means, for a person, being in liquidation or provisional liquidation or under administration, having a controller (as defined in the Corporations Act) or analogous person appointed to it or any of its property, being taken under section 459F(1) of the Corporations Act to have failed to comply with a statutory demand, being unable to pay its debts as and when they fall due or otherwise insolvent, taking any step that could result in the person becoming an insolvent under administration (as defined in section 9 of the Corporations Act), entering into a compromise or arrangement with, or assignment for the benefit of, any of its members or creditors, or any analogous event under the laws of any applicable jurisdiction.

Intellectual Property means all present and future intellectual property rights conferred by Law, including in relation to any copyright, trade marks, designs, patents, circuit layouts, plant varieties, business and domain names, inventions and Confidential Information, and other results of intellectual activity in the industrial, commercial, scientific, literary or artistic fields whether or not registrable, registered or patentable.

These rights include:

(a) all rights in all applications to register these rights;

(b) all renewals and extensions of these rights; and

(c) all rights in the nature of these rights, excluding Moral Rights.

Law means any law (including subordinate or delegated legislation or statutory instruments of any kind) in any relevant jurisdiction and also any judgment, order, policy, guideline, official directive or request (even if it does not have the force of law) of any Government Agency or regulatory body, including a stock exchange within the relevant jurisdiction.

Liability means, in relation to a person, any liability or obligation however it arises and whether it is present or future, fixed or unascertained, actual or contingent and including any liability for consequential or indirect loss, economic loss or loss of profits.

Loss includes any loss, damage, Liability, compensation, fine, penalty, charge, payment, cost or expense (including any legal cost and expense) on a full indemnity basis however it arises and whether it is present or future, fixed or unascertained, actual or contingent and including any consequential or indirect loss, economic loss or loss of profits.

Mandatory Reporting Incident has the meaning given to it in clause 18.1(b).

Moral Rights means rights of integrity of authorship, rights of attribution or authorship, rights not to have authorship falsely attributed, and rights of a similar nature conferred by statute in anywhere in the world that may now exist or that may come to exist in relation to the work.

PPS Register means the Australian register of security interests established and maintained in accordance with the PPSA, and has a similar meaning in respect of any analogous register established and maintained in any other jurisdiction.

PPSA means the *Personal Property Securities Act 2009* (Cth).

Product means a product that is described in a Product Specification Form.

Product Intellectual Property means all Intellectual Property in a Brand and all Intellectual Property in any Product, whether existing as at the date of this document or otherwise acquired, developed, created or registered, and includes any:

(a) Recipe;

(b) Product Know How; and

(c) Intellectual Property relating to a product described in a Draft Specification Form provided to Europa that has been developed by CCA.

Product Know How means all written or oral information relating to the Product Intellectual Property and any Product which is in either parties' possession or control or that is used by CCA or Europa in relation to the manufacture, production, packing, labelling or packaging of any Product.

Product Specification Form means a Draft Specification Form that has been approved in accordance with clause 4(d).

Quarterly Report has the meaning given to in clause 6.1.

Recipe means, with respect to a Product, all recipes, lists of ingredients, formulations and production methods for that Product.

Responsible Sourcing Guidelines means CCA's Responsible Sourcing Guidelines from time to time (available at https://www.ccamatil.com/-/media/Cca/Corporate/Files/Policies/161110-CCA-Responsible-Sourcing-Guidelines.ashx?la=en, or such other location as CCA may notify Europa from time to time), or any document replacing or superseding that document.

Second Further Term has the meaning given to it in clause 3.2(a).

Security Interest means:

(a) a mortgage, charge, pledge, lien, hypothecation, power of attorney or title retention arrangement, a right of set-off or right to withhold payment of a deposit or other money, a notice under section 255 of the Income Tax Assessment Act 1936 (Cth), subdivision 260-A in schedule 1 of the Taxation Administration Act 1953 (Cth) or any similar legislation; or

(b) any other interest or arrangement of any kind that secures the payment of money or the performance of an obligation or which gives a creditor priority over unsecured creditors in relation to any property; or

(c) any agreement to create any of them or to allow any of them to exist.

Start Date means the date specified in page 1.

Supplier Guiding Principles means The Coca-Cola Company's Supplier Guiding Principles from time to time (available at https://www.ccamatil.com/-/media/Cca/Corporate/Files/General/Content_Doing-Business-with-CCA_Supplier-Guiding-Principles.ashx?la=en, or such other location as CCA may notify Europa from time to time) or any document replacing or superseding that document.

Tax means a tax, Excise, levy, duty, charge, deduction or withholding, however it is described, that is imposed by Law or by a Government Agency, together with any related interest, penalty, fine or other charge.

Trade Marks Act means the *Trade Marks Act 1995* (Cth).

1.2 **Rules for interpreting this document**

Headings are for convenience only, and do not affect interpretation. The following rules also apply in interpreting this document, except where the context makes it clear that a rule is not intended to apply.

(a) A reference to:

(i) a legislative provision or legislation (including subordinate legislation) is to that provision or legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

(ii) a document (including this document) or agreement, or a provision of a document (including this document) or agreement, is to that document, agreement or provision as amended, supplemented, replaced or novated;

(iii) a party to this document or to any other document or agreement includes a permitted substitute or a permitted assign of that party;

(iv) a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person; and

(v) anything (including a right, obligation or concept) includes each part of it.

(b) A singular word includes the plural, and vice versa.

(c) A word which suggests one gender includes the other genders.

(d) References to all periods (e.g., months and quarters) and dates in this document are to be determined in accordance with CCA's fiscal calendar from time to time.

(e) If a word or phrase is defined, any other grammatical form of that word or phrase has a corresponding meaning.

(f) If an example is given of anything (including a right, obligation or concept), such as by saying it includes something else, the example does not limit the scope of that thing.

(g) A reference to **information** is to information of any kind in any form or medium, whether formal or informal, written or unwritten, for example, computer software or programs, concepts, data, drawings, ideas, knowledge, procedures, source codes or object codes, technology or trade secrets.

(h) The word **agreement** includes an undertaking or other binding arrangement or understanding, whether or not in writing.

(i) The expression **this document** includes the agreement, arrangement, understanding or transaction recorded in this document.

(j) The words **subsidiary, holding company** and **related body corporate** have the same meanings as in the Corporations Act.

(k) Words defined in the GST Act have the same meaning in clauses concerning GST.

(l) If a person is a member of a GST group, references to GST which the person must pay and to Input Tax Credits to which the party is entitled include GST which the representative member of the GST group must pay and Input Tax Credits to which the representative member is entitled.

(m) References to GST extend to any notional liability of any person for GST and to any amount which is treated as GST under the GST Act, and references to an Input Tax credit extend to any notional Input Tax Credit to which any person is entitled.

(n) A reference to **dollars** or **$** is to an amount in Australian currency.

1.3 Non Business Days

If the day on or by which a person must do something under this document is not a Business Day:

(a) if the act involves a payment that is due on demand, the person must do it on or by the next Business Day; and

(b) in any other case, the person must do it on or by the previous Business Day.

1.4 Product-specific terms

Any terms provided for in the "Special Terms" section of a Product Specification Form will form part of this document in respect of the specific Product to which the Product Specification Form relates.

2. APPOINTMENT

(a) CCA appoints Europa to manufacture the Products. Europa's appointment to manufacture a Product will only be exclusive if, and to the extent, specified in the Product Specification Form for that Product.

(b) Notwithstanding any rights of exclusivity granted to Europa in relation to a Product, CCA is always entitled to:

(i) manufacture that Product itself; or

(ii) appoint any of its related bodies corporate or any joint venture in which it, or any of its related bodies corporate, is interested to manufacture that Product.

3. TERM

3.1 Initial Term

The term of this Agreement commences on the Start Date and ends on the earlier of:

(a) the date of termination by either party in accordance with this Agreement; or

(b) the date that is three (3) years following the Start Date (**Initial Term**).

3.2 Further Terms

(a) CCA has the option to extend the term of this Agreement for two further periods of one (1) year, the first such period commencing at the end of the Initial Term (the **First Further Term**) and the second such period commencing at the end of the First Further Term (the **Second Further Term**).

(b) In order to exercise the option for the First Further Term, CCA must provide written notice to Europa of its exercise of the option no later than one (1) month prior to the end of the Initial Term.

(c) In order to exercise the option for the Second Further Term, CCA must provide written notice to Europa of its exercise of the option no later than one (1) month prior to the end of the First Further Term.

4. PRODUCTS

(a) At any time during the Contract Period, CCA may provide Europa with written notice of a product it proposes to be manufactured in accordance with the terms of this document in the form of a Draft Specification Form.

(b) Europa must review and provide comments to CCA within 10 Business Days of its receipt of the Draft Specification Form from CCA.

(c) The parties will then negotiate the product specifications set out in the Draft Specification Form in good faith with a view to agreeing the form of the document within 20 Business Days of Europa having provided its comments to CCA.

(d) If the parties reach agreement on the content of a Draft Specification Form then each party must procure that its duly authorised representative sign the agreed version of that form as evidence of such agreement (and each party warrants to the other that the person who signs that form on its behalf is duly authorised to do so), following which that form will be a Product Specification Form for the purposes of this document and the Product the subject of that Product Specification Form will be approved for manufacture by Europa in accordance with the terms of this document.

(e) CCA may not submit a Draft Specification Form in relation to a Bitters Product or any product which is substantially the same as a Bitters Product.

5. ORDERS

(a) CCA may from time to time give to Europa written orders for the Products.

(b) Subject to clause 5(c), Europa must accept orders from CCA if CCA is not in breach of this document at the time the order is placed, including CCA's obligation to pay for the Products.

(c) Europa must accept orders from CCA despite CCA's failure to pay for the Products under clause 5(b) where that failure is as a result of a genuine dispute set out in a Dispute Notice.

(d) An order takes effect 24 hours after the time it is given and constitutes a binding contract of Europa to manufacture the Products and CCA to buy the ordered Products. CCA may withdraw or cancel any order at any time prior to it having taken effect. Following an order taking effect, that order cannot be cancelled by one party without the written consent of the other party.

6. FORECASTS

6.1 Quarterly Reports

During the Contract Period, CCA will send Europa by the 8th Business Day of each calendar quarter a report (**Quarterly Report**) specifying CCA's Forecast Orders for the Forecast Period, where:

(a) **Forecast Order** means CCA's specific forecast of the number of each of the Products it will need to order from Europa for each of the months within the Forecast Period; and

(b) **Forecast Period** means a 12 month period commencing with the first day of the first quarter following the date of each Quarterly Report.

6.2 **Forecast Orders**

(a) CCA will use all reasonable endeavours to ensure that reporting and forecasting is accurate.

(b) The forecasting procedure will result in a rolling forecast, whereby:

(i) in each Quarterly Report, the previous oldest quarter will fall away and a new future quarter will be added; and

(ii) CCA will have an opportunity to update its forecast for each forecast month included in the Quarterly Report.

7. **MANUFACTURING**

7.1 **Procurement**

Europa must procure in time all raw materials needed to manufacture the Products in accordance with the terms of the Product Specification Form.

7.2 **Standard of raw materials**

Europa must:

(a) only acquire raw materials as specified or approved in writing by CCA; and

(b) must not substitute comparable raw materials or other supplies for those which CCA specifies or approves without the prior written consent of CCA.

7.3 **Place of manufacture**

(a) The Products must be manufactured at Europa's plant located in New South Wales, or at other premises CCA agrees to in writing.

(b) Europa agrees that in the manufacture of the Products, it will comply with all applicable Laws, regulations, ordinances and good manufacturing practices pertaining to the operation of its plant and will maintain its plant at all times in a clean, wholesome and sanitary condition.

(c) Where Europa elects to shut down its plant, for any reason or period of time, it shall ensure that it manufactures and stores in advance the forecast requirements specified in the Quarterly Reports for that shut down period.

7.4 **Manufacturing specifications**

Europa must manufacture each Product to the same standards, and in accordance with the specifications, specified in the Product Specification Form.

7.5 **Packaging**

Europa must pack the Products into packaging specified by CCA and put on each unit packaging the batch or lot number and labels which CCA specifies.

7.6 **Changes in specifications**

(a) CCA may change, add to, revise or otherwise amend the specification for any Product at any time by written notice to Europa attaching a new Draft Product Specification for that Product.

(b) Europa must review a Draft Specification Form given under clause 7.6(a) within 10 Business Days and confirm to CCA in writing:

(i) the impact of the changes in specification on the pricing of the Product and specify the proposed new price for the Product; and

(ii) any other relevant impacts of the changes (e.g. changes in production lead times, etc).

(c) If CCA accepts the pricing and other impacts specified by Europa pursuant to clause 7.6(b) then the parties must finalise the Draft Specification Form and each party must procure that its duly authorised representative sign the agreed version of that form as evidence of such agreement, following which that form will be the Product Specification Form for that Product for the purposes of this document and will supersede the previous Product Specification Form.

7.7 Excisable products

If any Product is or becomes subject to Excise, Europa must obtain, and maintain at all times, all licences necessary for it to comply with its obligations under this document (including in relation to the manufacture, supply and sale of the Products).

8. DELIVERY

8.1 Place of delivery

Europa must ensure all Products are delivered to CCA's facility at Eastern Creek, NSW or any other facility as CCA may direct.

8.2 Risk and title

(a) Risk in the goods shall pass to CCA upon delivery of the Products by Europa.

(b) Title to the Products delivered to CCA will not pass to CCA until CCA has paid the price of those Products to Europa.

8.3 Quality of product on delivery

(a) If CCA claims that all or any part of a delivery does not comply with the specifications set out in the Product Specification Form, CCA must, as soon as it becomes aware of the non-compliance in respect of a delivery, give a claim notice to Europa (**Claim Notice**).

(b) The Claim Notice must identify:

(i) the disputed delivery; and

(ii) why CCA considers the disputed delivery does not comply with the specifications set out the Product Specification Form.

(c) Europa and CCA must ensure their representatives:

(i) meet or communicate with each other promptly after Europa receives a Claim Notice from CCA;

(ii) examine the disputed delivery; and

(iii) see if they agree whether or not the disputed delivery complies with the specifications set out in the Product Specification Form, and if they:

(A) agree that the disputed delivery does not comply with the specifications set out in the Product Specification Form, see if they agree to do one or more of the following:

(aa) reduce the price for the disputed delivery; or

(bb) amend the specifications for the disputed delivery; or

(cc) reject the disputed delivery; or

(dd) take other action to remedy, or compensate for, the non-compliance; or

(B) do not agree whether the disputed delivery complies with the specifications set out in the Product Specification Form, or do not agree to take one of the steps set out in clause 8.3(c)(iii)(A), then the parties must attempt to resolve the dispute in accordance with clause 22.

9. GENERAL DUTIES

9.1 Exclusivity for CCA

During the Contract Period, Europa must not:

(a) sell, allow or procure any third party to sell, any Products to any person, except to CCA;

(b) import, manufacture, produce, supply or sell any:

(i) product of the type described in the "General product description" section of a Product Specification Form; or

(ii) cocktail mixer product (including any product similar to any of the Existing Cocktail Mixes),

to any person, except CCA; or

(c) supply or sell any product of the type described in the "Product category" section of a Product Specification in any of the following places:

(i) Australia;

(ii) New Zealand;

(iii) Indonesia;

(iv) Fiji;

(v) Samoa; or

(vi) any other country or territory in which the relevant Product is sold by CCA or any distributor appointed by it from time to time,

except that to the extent that Europa has been supplying or selling a product in a particular place, country or territory where to do so was not a breach of this clause

9.1(c), nothing in this clause 9.1(c) requires Europa to subsequently cease the supply or sale of that product in that place, country or territory; or

(d) supply or sell any cocktail mixer product (including any product similar to any of the Existing Cocktail Mixes) in any of the following places:

(i) Australia;

(ii) New Zealand;

(iii) Indonesia;

(iv) Fiji;

(v) Samoa;

(vi) any other country or territory in which the relevant Product is sold by CCA or any distributor appointed by it from time to time; or

(vii) worldwide,

and Europa must procure that none of the persons referred to in clauses 15.1(c)(i) to 15.1(c)(v) do any of those things.

9.2 Europa responsibilities

Europa must:

(a) perform its obligations under this document with appropriate due diligence, care and skill and in a professional manner in accordance with the standards of companies specialised in the beverage products industry;

(b) not subcontract the manufacture of the Products or any part of the Products without the prior written consent of CCA, that consent which must not be unreasonably withheld;

(c) only employ competent persons in the manufacture, packaging, storing and delivery of the Products;

(d) keep accurate and detailed accounts and records of everything connected with the manufacture, packaging, storage and delivery of the Products including batch records and production records identifying the source of raw materials used in the manufacture of a delivery;

(e) permit CCA or its agents to inspect and take copies of or extracts from any document or information in the possession, custody or control of Europa which relates to the cost of the manufacture, packaging, storage and delivery of the Products and Europa's other obligations under this document (including Europa's compliance with clause 9.5) upon 15 Business Days written notice to a maximum of four (4) visits in any 12 month period, or on the occurrence of any price change in accordance with clause 10.2;

(f) permit CCA or its agents at all reasonable times to inspect all facets of the manufacture, packaging, storage and delivery of the Products upon three (3) Business Days' written notice to a maximum of four (4) access visits in any 12 month period;

(g) cause its officers, advisers, employees and agents to give such reasonable assistance, explanation and information concerning the manufacture, packaging,

storage and delivery of the Products so CCA can be fully informed of Europa's operations in accordance with the terms of this document;

(h) perform quality control testing to ensure each Product meets the specifications set out in the Product Specification Forms, complying with any procedures notified by CCA, and subject to any procedures so notified, in accordance with Europa's own practices;

(i) retain for 12 months a sample of each Product in each delivery to CCA;

(j) not make any modifications or alterations to a Product that is sold to CCA without CCA's prior written authorisation;

(k) promptly inform CCA of and transfer to CCA the benefit of any improvement or development made or capable of being made to a Product or its pricing of which Europa becomes aware;

(l) assist CCA if it wishes to investigate any customer complaint or Product return with Europa;

(m) not during the Contract Period do anything which might injure or destroy the market for the Products; and

(n) not do anything which would denigrate the good name of CCA and the Products or bring CCA or the Products into disrepute.

9.3 **Brands**

Europa must ensure that the Products and their labelling satisfy all applicable requirements, including but not limited to the requirements under Australian Consumer Law to be labelled as "*Products of Australia*" and bear the Brand relevant to that Product. In particular, Europa must ensure that, at all times:

(a) each significant ingredient or significant component used in the Products is of Australian origin; and

(b) all, or virtually all, processes involved in the production and manufacture of the Products occurred or occurs in Australia.

Europa must indemnify CCA and its officers, employees, agents and nominees and must pay CCA on demand the amount of any Loss (including loss of profit and consequential Loss) arising from or in relation to any Product that does not satisfy the requirements set out in this clause.

9.4 **Promotion**

Europa must:

(a) promptly refer to CCA all leads, prospects, and related information about potential buyers of any Products; and

(b) promptly notify CCA of any anticipated delay in manufacturing or delivery of any Products.

9.5 **Responsible sourcing**

Europa must comply with the Responsible Sourcing Guidelines and the Supplier Guiding Principles in performing its obligations under this Agreement.

10. PRICE

10.1 Initial price

The initial price of each Product is set out in the relevant Product Specification Form.

10.2 Price changes

(a) Europa must not increase its prices for the Products during the Contract Period except as set out below:

(i) Europa may make one price change per annum which, subject to Europa complying with clause 10.2(a)(vi), will take effect on 1 January of the year following CCA receiving notification of the price change;

(ii) subject to clause 10.2(a)(iv) and 10.2(d), the price of a Product (exclusive of all Taxes) following any price change must not exceed the greater of:

(A) the price of that Product (exclusive of all Taxes) immediately prior to the price change; and

(B) the amount determined in accordance with the following formula:

$$P \times \frac{CPI_2}{CPI_1}$$

where:

P is the price of that Product (exclusive of all Taxes) immediately prior to the price change;

CPI_1 is the Consumer Price Index for the September quarter which ended 12 months prior to the calendar quarter referred to in CPI_2; and

CPI_2 is the Consumer Price Index for the most recently ended September quarter;

(iii) notwithstanding clause 10.2(a)(ii) and subject to clause 10.2(a)(iv) and 10.2(d), if Europa's first invoice for a Product is given on or after 1 September of any year, Europa may only undertake a price change in relation to that Product under clause 10.2(a)(i) if that price change is specified on the Product Specification Form (in which case Europa may change the price as specified on the Product Specification Form);

(iv) Europa may pass any increase in production costs as a result of any changes in Tax applicable to the Products;

(v) in case of a change in Product specifications, in accordance with the procedure set out in clause 7.6; and

(vi) except in the case of any price change made in accordance with the procedure set out in clause 7.6 or any price change specified on a Product Specification Form pursuant to clause 10.2(a)(iii), Europa must provide CCA with not less than 30 days' written notice prior to any price increases.

(b) If the manufacturing of the Products is relocated offshore with CCA's consent, Europa must adjust the prices for the Products taking into account any cost savings created as a result of the relocation.

(c) Europa, upon reasonable notice, without undue disruption to Europa's business and at Europa's expense, must permit CCA (or any agent reasonably appointed by CCA) reasonable supervised access to those of the Europa's books and records that are reasonably required to verify the price adjustments made in accordance with this clause.

(d) Notwithstanding anything else in the document, if CCA directs Europa to deliver the Products to any location other than CCA's Eastern Creek facility, Europa:

(i) may pass on any increase in delivery costs as a result of CCA's direction; or

(ii) must pass on any reduction in delivery costs as a result of CCA's direction.

(e) Information shared between Europa and CCA under this clause is to be used by the parties for the purpose of, and only in accordance with, this document and not for any other purpose.

11. **PAYMENT**

(a) CCA must pay Europa within 20 Business Days of the end of the month in which Europa sends CCA the invoice for Products delivered to CCA.

(b) Europa must issue a tax invoice at the time of delivery of the Products.

12. **INTELLECTUAL PROPERTY**

12.1 **Licence**

(a) CCA grants to Europa a non-exclusive, royalty-free, non-transferable licence to use the Product Intellectual Property, during the Contract Period, to the extent necessary to manufacture the Products.

(b) The parties agree that, apart from the licence expressly granted to Europa, Europa will have none of the powers conferred on an Authorised User by the Trade Marks Act and any other relevant Laws.

(c) All right, title and interest in and to the Product Intellectual Property shall vest exclusively in CCA or the relevant body corporate, and Europa:

(i) shall not acquire any right of any nature in the Product Intellectual Property;

(ii) acknowledges that nothing in this document gives it any right, title or interest in the Product Intellectual Property; and

(iii) to the extent it has, or comes to have, any right, title or interest in or to any Product Intellectual Property, Europa must assign all such right, title or interest to CCA for nominal consideration as soon as practical following its development.

(d) Europa must not:

(i) make any claim that it has any right, title or interest in or to any Product Intellectual Property;

(ii) use the Product Intellectual Property, except in accordance with the terms of this document;

(iii) modify, change or adapt any of the Product Intellectual Property, without the express written consent of CCA; and

(iv) cause or permit to be done anything which may damage or endanger the Product Intellectual Property or CCA's rights, title and interests therein.

(e) During the Contract Period, Europa must, at CCA's reasonable expense, provide reasonable assistance to CCA where required for the maintenance or protection of Product Intellectual Property.

(f) Europa must:

(i) promptly notify CCA of any infringement or suspected infringement by a third party of any of the Product Intellectual which comes to its attention;

(ii) give reasonable assistance to CCA (at the cost of CCA) in any action CCA wishes to take about an infringement or suspected infringement of the Product Intellectual Property; and

(iii) do everything reasonably necessary to protect and maintain the Product Intellectual Property.

12.2 **Assignment of Existing Recipes and Product Know How**

On the date of this document (in relation to the Existing Cocktail Mixes) or on the date of the relevant Product Specification Form (in relation to any other Brand or Product) Europa hereby assigns to CCA, absolutely, all of Europa's rights and interests in:

(a) the Existing Recipes and Product Know How throughout the world;

(b) the right to sue for, and recover, damages and other relief in relation to any infringement of any of the Existing Recipes and Product Know How (including for conversion or detention) including any such rights that may have occurred before the date of this document or the relevant Product Specification Form (as applicable); and

(c) the goodwill owned by Europa in relation to the Existing Recipes and Product Know How.

12.3 **Assignment of Future Intellectual Property**

Europa hereby assigns to CCA, absolutely, all of Europa's rights and interests in the Future Intellectual Property:

(d) throughout the world; and

(e) for the term of any of the Future Intellectual Property, including all extensions and renewals,

so that all of Europa's rights and interests, including Europa's Intellectual Property Rights, in the Future Intellectual Property vest in CCA immediately and automatically on the creation of any Future Intellectual Property.

13. **GST**

13.1 **Interpretation**

Terms defined in the GST Law have the same meaning in this clause unless the context otherwise requires.

13.2 **GST pass on**

If GST is or will be payable on a supply made under or in connection with this document, to the extent that the consideration otherwise provided for that supply under this document is not stated to include an amount in respect of GST on the supply:

(a) the consideration otherwise provided for that supply under this document is increased by the amount of that GST; and

(b) the recipient of the supply must make payment of the increase as and when the consideration otherwise provided for, or relevant part of it, must be paid or provided.

13.3 Later adjustment to price or GST

If there is an adjustment event in relation to a supply which results in the amount of GST on a supply being different from the amount in respect of GST already recovered by the supplier, as appropriate, the supplier within 14 days of becoming aware of the adjustment event:

(a) may recover from the recipient the amount by which the amount of GST on the supply exceeds the amount already recovered by giving seven (7) days' written notice; or

(b) must refund to the recipient the amount by which the amount already recovered exceeds the amount of GST on the supply,

and must issue an adjustment note or tax invoice reflecting the adjustment event in relation to the supply to the recipient within 28 days of the adjustment event except where the recipient is required to issue an adjustment note or tax invoice in relation to the supply.

13.4 Tax invoices/adjustment notes

The right of the supplier to recover any amount in respect of GST under this document on a supply is subject to the issuing of the relevant tax invoice or adjustment note to the recipient within the time period within which the recipient is otherwise entitled to the relevant input tax credit except where the recipient is required to issue the tax invoice or adjustment note.

13.5 GST on claims and expenses

(a) If a party provides a payment for or any satisfaction of a Claim or a right to Claim under or in connection with this document (for example, for misrepresentation or for a breach of any warranty or for indemnity or for reimbursement of any expense) that gives rise to a liability for GST, the provider must pay, and indemnify the claimant on demand against, the amount of that GST.

(b) If a party has a Claim under or in connection with this document for a cost on which that party must pay an amount for GST, the claim is for the cost plus the amount for GST (except any amount for GST for which that party is entitled to an input tax credit).

(c) If a party has a Claim under or in connection with this document whose amount depends on actual or estimated revenue or which is for a loss of revenue, revenue must be calculated without including any amount received or receivable as reimbursement for GST (whether that amount is separate or included as part of a larger amount).

14. WARRANTIES

14.1 General representations and warranties

Each party represents and warrants to the other party that:

(a) **(status)** it and each of its subsidiaries is a company limited by shares under the Corporations Act;

(b) **(power)** it has full legal capacity and power:

(i) to own its property and to carry on its business; and

(ii) to enter into this document and to carry out the transactions that it contemplates;

(c) **(corporate authority)** it has taken all corporate action that is necessary or desirable to authorise its entry into this document and its carrying out the transactions that it contemplates;

(d) **(Authorisations)** it holds each Authorisation that is necessary or desirable to:

(i) execute this document and to carry out the transactions that it contemplates; or

(ii) ensure that this document is legal, valid, binding and admissible in evidence; or

(iii) enable it to properly carry on its business,

and it is complying with any conditions to which any of these Authorisations is subject;

(e) **(document effective)** this document constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms (except to the extent limited by equitable principles and laws affecting creditors' rights generally), subject to any necessary stamping or registration;

(f) **(no contravention)** neither its execution of this document nor the carrying out by it of the transactions that it contemplates, does or will, to the best of the knowledge and belief of each party:

(i) contravene any Law to which it or any of its property is subject or any order of any Government Agency that is binding on it or any of its property; or

(ii) contravene any Authorisation; or

(iii) contravene any undertaking or instrument binding on it or any of its property; or

(iv) contravene its constitution.

(g) **(no litigation)** no litigation, arbitration, mediation, conciliation or administrative proceedings are taking place, pending, or to the knowledge of any of its officers after due inquiry, threatened which, if adversely decided, could have a material adverse effect on its ability to perform its obligations under this document;

(h) **(commercial benefit)** the execution by it of this document, and the carrying out by it of the transactions that it contemplates, is for its corporate benefit and in its commercial interests;

(i) **(solvency)** there are no reasonable grounds to suspect that it will not be able to pay its debts as and when they become due and payable; and

(j) **(no trust)** it is not entering into this document as trustee of any trust or settlement.

14.2 Product warranties

Europa warrants to CCA that:

(a) each Product is sold free from any Security Interest or third party interest;

(b) there are no undisclosed Security Interests in the Products;

(c) Europa has the right to sell the Products;

(d) Europa is able to pass full legal and beneficial title in the Products to pass to CCA;

(e) the Products comply with all consumer guarantees that apply to the supply of goods to consumers under the Australian Consumer Law (as if the supply of the Products by Europa to CCA was a supply of goods to a consumer under that Law), including but not limited to the following:

(i) the Products are of acceptable quality;

(ii) the Products are reasonably fit for any purpose for which Europa represents they are reasonably fit, and any disclosed purpose for which the Products are being acquired by CCA (including, relevantly, that the Products will be resupplied to CCA's customers and ultimately consumed by individuals);

(iii) Products supplied by description to CCA or by sample provided to CCA correspond to that description or sample;

(iv) the Products comply with any express written warranty given or made by Europa in relation to the Products;

(f) the Products sold and their packaging and labels:

(i) are safe and are not a risk to health (when consumed responsibly); and

(ii) comply with the requirements of the Laws applying in the relevant jurisdiction (for example, environmental laws and laws about dangerous goods).

14.3 Europa's warranties

Europa warrants that:

(a) it holds and will comply with all necessary Authorisations required for the manufacture, packing, supply and storage of the Products;

(b) on delivery the Products are beneficially owned by Europa free from all encumbrances and third party interests;

(c) each Product will comply with the specifications set out in the relevant Product Specification Form;

(d) each Product will be manufactured:

(i) with due care and skill;

(ii) in a proper and workmanlike manner; and

(iii) so the Product is fit for and capable of being used for the purpose intended; and

(e) nothing it does to manufacture the Products infringes any right of any third party.

14.4 **CCA's warranties**

CCA warrants that it has all the Authorisations for the distribution, sale, marketing, promotion and storage of the Products.

15. **INDEMNITIES AND LIMITATIONS**

15.1 **Indemnities given by Europa**

Europa must indemnify CCA and each of its agents and employees and must pay CCA and each of its agents and employees on demand the amount of all Losses (including loss of profit), liabilities, costs, expenses and Taxes incurred in connection with:

(a) failure to perform or improper performance of its obligations under this document by Europa; or

(b) any breach by Europa of the terms of this document; or

(c) any act or omission by:

(i) any director, officer, employee or shareholder of Europa;

(ii) any of Europa's related bodies corporate;

(iii) Mr Raj Beri or Mr Anil Beri;

(iv) any person Controlled (directly or indirectly) by any of the persons listed in clause 15.1(c)(iii) (individually or collectively); or

(v) any director, officer, employee or shareholder of any of the persons listed in clauses 15.1(c)(ii), 15.1(c)(iii) or 15.1(c)(iv),

which would, if it had been an act or omission by Europa, have been a breach of the terms of this document;

(d) Europa's receipt, possession, handling, processing, manufacturing, packaging or delivery of any raw materials or any Product; or

(e) any non-compliance of a Product with the specifications set out in the Product Specification Form; or

(f) any liability of CCA for breach of a guarantee applied by Division 1 of Part 3-2 of the Australian Consumer Law; or

(g) any breach or alleged breach by Europa of any Law including any Law applying to the receipt, possession, handling, processing, manufacturing, packaging or delivery of any Products or any raw materials; or

(h) any negligent or wilful act or omission of Europa, its employees, subcontractors or agents,

to the extent permitted by Law.

15.2 **Indemnities given by CCA**

CCA must indemnify Europa and each of its agents and employees and must pay Europa and each of its agents and employees on demand the amount of all Losses (including loss of profit), liabilities, costs, expenses and Taxes incurred in connection with:

(a) any failure to perform or improper performance of its obligations under this document by CCA; or

(b) any breach by CCA of the terms of this document; or

(c) any breach or alleged breach by CCA of any Law including any Law applying to marketing, promotion, sale, distribution or storage of the Products; or

(d) any negligent or wilful act or omission of CCA, its employees, subcontractors, agents, to the extent permitted by Law; or

(e) any Claim made by a third party that the Products or the Product Intellectual Property infringes the Intellectual Property rights of the third party, except to the extent that Product Intellectual Property was developed by Europa (or any person appointed by it to do so).

15.3 Limitation of liability

(a) Europa's liability under this document is limited by:

(i) if Europa may make a claim under an insurance policy, the maximum amount recoverable under the relevant insurance policy; or

(ii) if no claim may be made by Europa under an insurance policy, $20 million per occurrence.

(b) CCA's liability under this document is limited by:

(i) if CCA may make a claim under an insurance policy, the maximum amount recoverable under the relevant insurance policy; or

(ii) if no claim may be made by CCA under an insurance policy, $20 million per occurrence.

16. AUTHORISATIONS AND REGULATORY COMPLIANCE

16.1 Obtaining Authorisations

(a) CCA must:

(i) at its own expense, do everything needed to apply for and obtain each Authorisation from a Government Agency required by Law:

(A) for the distribution, storage and sale of the Products; and

(B) in respect of any promotion or marketing initiatives either instigated by CCA or for which CCA is primarily responsible.

(ii) upon Europa's reasonable request, provide Europa with a copy of each Authorisation given to or obtained by CCA.

(b) Europa must:

(i) provide any assistance and do all things reasonably necessary, including providing any documentation or consent in order to assist CCA in obtaining

any Authorisation required under clause 16.1(a). Any expenses incurred in providing assistance will be shared by Europa and CCA;

(ii) at its own expense do everything needed to apply for and obtain each Authorisation from a Government Agency required by Law for the importation, production, manufacture, packing, labelling and packaging of the Products; and

(iii) upon CCA's reasonable request, provide CCA with a copy of each Authorisation given to or obtained by Europa.

16.2 **Compliance**

(a) Europa must comply with all requirements of the Law and of any Government Agency in relation to the production, manufacture, packing and packaging of the Products.

(b) CCA must comply with all requirements of the Law and of any Government Agency for the distribution, storage, promotion, marketing and sale of the Products.

(c) CCA must ensure that any labelling and packaging for the Products and any promotional and marketing materials produced by CCA in respect of the Product do not contain or display false, misleading or deceptive statements.

16.3 **Notification**

(a) A party must immediately notify the other party in writing in the event that it is notified:

(i) that an Authorisation is required; or

(ii) of any non-compliance with any requirement of any Law or any Government Agency, in respect of any aspect of the production, manufacture, labelling, packaging, packing, promotion, marketing, distribution, storage or sale of the Products.

(b) In the event that such a notification is received in relation to the production, manufacture, packaging and packing of the Products, Europa must:

(i) take immediate action to obtain the required Authorisation (or assist CCA to obtain the required Authorisation if applicable) or rectify the non-compliance; and

(ii) keep CCA fully informed of the steps it is taking.

(c) In the event that such a notification is received in relation to the promotion, marketing, distribution, storage or sale of the Products, CCA must:

(i) take immediate action to obtain the required Authorisation (or assist Europa to obtain the required Authorisation if applicable) or rectify the non-compliance; and

(ii) keep Europa fully informed of the steps it is taking.

17. INSURANCE

Europa must effect and maintain the insurances (which, for the purposes of this clause 17will be satisfied where Europa causes such insurances to be effected and maintained or where Europa is otherwise insured under such insurances) on terms acceptable to CCA and for the times and in the manner specified in this clause 17, without requiring insurance to

be effected to the extent that a particular risk is insured against under other insurance effected in compliance with this clause 17:

(a) **(Product liability)** Europa must effect and maintain product liability insurance written on an occurrence basis with a limit of indemnity of not less than $20 million for each occurrence and in the aggregate for all occurrences in any 12 month policy period for product liability claims, which covers:

(i) Europa, its officers, employees and agents (including for liability to each other); and

(ii) CCA and its nominees for its vicarious liability for the acts or omissions of Europa, its officers, employees and agents,

for their respective liabilities for:

(iii) any loss of, damage to, or loss of use of any tangible property (including any and all CCA property in the care, custody or control of Europa for a sub limit of not less than $5 million for each occurrence and in the aggregate for all occurrences in any 12 month policy period) for a sub limit of not less than $5 million for each occurrence and in the aggregate for all occurrences in any 12 month policy period); or

(iv) the bodily injury, disease, illness or death of any person,

caused by, arising out of, or in connection with:

(v) the negligent performance of any obligation or the exercise of any right under this document, including in respect of the manufacture, processing, alteration, repair, installation, procurement, supply or sale of any product by Europa; or

(vi) any breach of this document by Europa, including breaches of any or all of warranties given by Europa under this document,

(b) **(product recall or withdrawal)** Europa must effect and maintain insurance with a limit of indemnity of not less than $5 million in the aggregate for all occurrences in any 12 month policy period covering the liability of Europa for the costs of recall or withdrawal of the Products.

(c) The insurances referred to in clause 17(a) (product liability) and clause 17(b) (product recall) must be effected before Europa commences performance of this document, and thereafter be maintained until the earlier of three (3) years after the end of the Contract Period or the earlier termination of this document;

(d) The insurances referred to in this clause 17 must be effected with an insurer with a financial security rating of "A-" or better by Standard & Poors (or the equivalent rating with another recognised rating agency), or an insurer approved by CCA, acting reasonably, and must have either worldwide coverage or coverage in all relevant countries.

(e) Europa must, on request, produce satisfactory evidence to CCA of the currency and terms of the insurances referred to in this clause, including:

(i) certificates of currency;

(ii) copies of all policies (provided that, in relation to commercially sensitive policies only, for the purpose of complying with this clause 17(e)(ii), such policies may be made available for inspection by CCA or CCA's advisers, at a place and time reasonably convenient to CCA or CCA's advisers); and

(iii) other evidence of the insurances which CCA reasonably requires.

(f) In respect of each insurance referred to in this clause 17 Europa must:

(i) pay (or cause to be paid) all premiums and deductibles as and when they are due;

(ii) not do anything or fail to do anything or (insofar as it is reasonably within its power) permit anything to occur which prejudices any insurance;

(iii) if necessary, rectify anything which might prejudice any insurance;

(iv) not cancel, materially adversely vary or allow an insurance policy to lapse without the prior written consent of CCA;

(v) immediately notify CCA of any event which may result in an insurance policy lapsing or being cancelled; and

(vi) immediately inform CCA if it becomes aware of any actual, threatened or likely claims (with the exception of claims or potential claims by CCA against Europa) which could materially reduce the available limits of indemnity or which may involve CCA, and must reinstate or replace any depleted aggregate limit of indemnity resulting from claims that are unrelated to the performance of this document, if requested to do so in writing by CCA.

18. MANDATORY REPORTING AND PRODUCT RECALLS

18.1 Mandatory reporting obligations

(a) The parties acknowledge and agree that under the Australian Consumer Law they are required, as the suppliers of the Products, to report incidents where any Product is or may be associated with a death, serious illness or injury (Mandatory Reporting Incident) to the ACCC (in lieu of reporting to the Commonwealth Minister) within two (2) days of becoming aware of the incident.

(b) If a party becomes aware of a Mandatory Reporting Incident or any incident which may possibly be a Mandatory Reporting Incident, that party must immediately (and in any event within 24 hours) report that incident in writing to the other party.

(c) If it is unclear, or the parties disagree, as to whether or not an incident is a Mandatory Reporting Incident, CCA will decide whether or not the incident should be reported.

(d) In respect of any Mandatory Reporting Incident (including any incident which is determined to be a Mandatory Reporting Incident pursuant to clause 18.1(c)), the parties agree that:

(i) CCA will have the primary responsibility of reporting the Mandatory Reporting Incident to the ACCC and liaising with the ACCC in relation to any further steps required by the ACCC in relation to the relevant Product(s), including, any recalls of the Product(s) in accordance with clauses 18.2 and 18.4(d); and

(ii) Europa must assist and do all things reasonably necessary, including providing documentation in order to assist CCA in reporting the Mandatory Reporting Incident and liaising with the ACCC pursuant to clause 18.1(d)(i).

18.2 Voluntary withdrawals

(a) The parties acknowledge and agree that any of the Products may be voluntarily withdrawn at CCA's initiation, including:

(i) where the Products will or may cause injury to another person;

(ii) where a reasonably foreseeable use of the Products will or may cause injury to another person;

(iii) following a Mandatory Reporting Incident; and

(iv) where the Product(s) or the packaging or labelling of the Product(s) do not comply with the requirements of any applicable Law or regulatory requirement or otherwise fail to meet the requirements set out in clause 16.

(b) If a party becomes aware of any incident or reason which may possibly be a basis for a voluntary withdrawal of any of the Products, that party must immediately (and at least within 24 hours) report that incident in writing to the other party.

(c) If it is unclear, or the parties disagree, as to whether or not there is a basis for a voluntary withdrawal of the relevant Product(s), CCA will decide whether or not a voluntary withdrawal of the relevant Product(s) should be initiated.

(d) In the event that a voluntary withdrawal of any Product(s) is to be initiated:

(i) CCA will have the primary responsibility of initiating and conducting the voluntary withdrawal, including:

(A) notifying and liaising with the relevant Government Agencies and regulatory authorities; and

(B) issuing the withdrawal notice to consumers and retailers; and

(ii) Europa must assist and do all things reasonably necessary, including providing documentation in order to assist CCA in initiating and conducting the voluntary withdrawal of the relevant Product(s).

18.3 **Compulsory product recalls**

If a Government Agency or other regulatory authority issues or requires a compulsory recall of any Product(s), the parties acknowledge and agree that:

(a) CCA will have the primary responsibility for liaising with the relevant Government Agency in relation to the recall; and

(b) Europa must assist and do all things reasonably necessary, including providing documentation in order to assist CCA and / or the relevant Government Agency in relation to the recall of the relevant Product(s).

18.4 **Costs and liability**

(a) Unless a Mandatory Reporting Incident or product withdrawal/recall (whether voluntary or compulsory) is the result of any breach of this document by CCA or act or omission of CCA, Europa must:

(i) take prompt action to investigate, cease and / or prevent the cause of that Mandatory Reporting Incident or product withdrawal/recall and keep CCA informed in writing of all steps it is taking in this regard; and

(ii) indemnify CCA and its officers, employees, agents and nominees, and must pay CCA and each of its officers, agents, employees or nominees on demand the amount of all Loss (including Loss incurred as a direct or indirect result of any consumer claim) arising from the Mandatory Reporting Incident or product withdrawal/recall.

(b) If a Mandatory Reporting Incident or product withdrawal/recall (whether voluntary or compulsory) is the result of any breach of this document by CCA or act or omission of CCA, CCA must:

(i) bear its costs as well as Europa's costs in performing its obligations under this clause 18; and

(ii) indemnify Europa from any all Loss it suffers as a result of the Mandatory Reporting Incident or product withdrawal/recall, excluding any costs incurred in accordance with clauses 18.1(d)(i), 18.1(d)(ii) or 18.3(b).

(c) Europa's liability under clause 18.4(a)(ii), shall be reduced proportionately to the extent that any action, omission or conduct of CCA contributed to the Mandatory Reporting Incident or product withdrawal/recall (whether voluntary or compulsory).

(d) CCA's liability under clause 18.4(b)(ii), shall be reduced proportionately to the extent that any action, omission or conduct of Europa contributed to the Mandatory Reporting Incident or product withdrawal/recall (whether voluntary or compulsory).

19. TERMINATION

19.1 Termination by party after notice to rectify

If a party is in breach of this document and fails to remedy that breach within 28 days after receiving written notice from the other party specifying the breach and requiring the breach to be remedied, the other party may immediately terminate this document.

19.2 Termination of the AUSTRALIAN BITTERS Manufacturing Agreement

CCA may immediately terminate this document by notice to Europa if the AUSTRALIAN BITTERS Manufacturing Agreement is terminated for any reason.

19.3 Insolvency Event

A party may immediately terminate this document by notice to the other party if that other party is affected by an Insolvency Event.

19.4 Change of Control

(a) Either party may terminate this document if the other party is affected by a Change of Control, unless the party not affected by the Change of Control has given its prior written consent to that Change of Control, which is not to be unreasonably withheld or delayed.

(b) Subject to clause 19.4(c), a Change of Control occurs in relation to a body corporate or entity (the **body**) where:

(i) an entity that Controls the body ceases to Control the body; or

(ii) an entity that does not Control the body comes to Control the body; or

(iii) an entity that is a direct competitor with CCA in the beverages industry comes to hold, directly or indirectly, a legal or beneficial interest in any shares in the body.

(c) No Change of Control occurs if:

(i) the entity that ceases to Control the body under clause 19.4(b)(i) was, immediately beforehand, a wholly-owned subsidiary of a body corporate that Controls the body and that body corporate continues to control the body referred to in clause 19.4(b)(i); or

(ii) the entity that comes to Control the body under clause 19.4(b)(ii) is, immediately afterward, a wholly-owned subsidiary of a body corporate that previously Controlled and continues to Control the body; or

(iii) it results from a Change in Control of a listed entity; or

(iv) a shareholder of Europa transfers its interest to his or her closely related party.

(d) In this clause each of **body corporate, listed, closely related party** and **wholly-owned subsidiary** have the meanings given in section 9 of the Corporations Act and **entity** has the meaning given in section 64A of the Corporations Act.

(e) If Europa, or any entity that Controls Europa, wishes to list its shares or securities on a recognised stock exchange in a manner which, if completed, would cause a Change of Control of Europa (a **Relevant Listing**) then Europa may, prior to the occurrence of the Relevant Listing, deliver a notice to CCA (a **Listing Notice**) setting out reasonable details of the Relevant Listing and requesting that CCA gives its prior written consent to the Relevant Listing pursuant to clause 19.4(a). Following the giving of a Listing Notice:

(i) Europa must use its reasonable endeavours to promptly respond to any questions CCA may have concerning the Relevant Listing; and

(ii) CCA will consider Europa's request in good faith and use its reasonable endeavours to provide a response to that request as soon as reasonably practicable (and in any case within 20 Business Days).

19.5 **Effect of Termination**

If this document is terminated under clause 19.1, 19.2, 19.3 or 19.4 then all rights and obligations under this document terminate other than:

(a) any clause which is expressed to survive termination of this document; and

(b) rights that accrue before or on termination.

20. **ASSIGNMENT**

Europa may only assign, encumber, declare a trust over or otherwise deal with its rights under this document with the written consent of CCA, consent not to be unreasonably withheld. In the case of an assignment to a third party, CCA must not unreasonably withhold its consent if the third party is:

(a) solvent;

(b) of good repute; and

(c) agrees to be bound by the terms set out in this document,

and is not:

(d) a direct competitor of CCA; or

(e) Controlled by, or does not Control, a direct competitor of CCA.

21. CONFIDENTIALITY

21.1 Use and disclosure of Confidential Information

A party (**Recipient**) which acquires Confidential Information of another party (**Discloser**) must not:

(a) use any of the Confidential Information except to the extent necessary to exercise its rights and perform its obligations under this document; or

(b) disclose any of the Confidential Information except in accordance with the exceptions set out below.

21.2 Disclosures to personnel and advisers

(a) The Recipient may disclose Confidential Information to an officer, employee, agent, contractor, or legal, financial or other professional adviser if:

(i) the disclosure is necessary to enable the Recipient to perform its obligations or to exercise its rights under this document; and

(ii) prior to disclosure, the Recipient informs the person of the Recipient's obligations in relation to the Confidential Information under this document and obtains an undertaking from the person to comply with those obligations.

(b) The Recipient must ensure that any person to whom Confidential Information is disclosed under clause 21.2(a) keeps the Confidential Information confidential and does not use it for any purpose other than as permitted under clause 21.2(a).

21.3 Disclosures required by Law

(a) Subject to clause 21.3(b), the Recipient may disclose Confidential Information that the Recipient is required to disclose:

(i) by any Law or by order of any court or tribunal of competent jurisdiction; or

(ii) by any Government Agency, stock exchange or other regulatory body.

(b) If the Recipient is required to make a disclosure under clause 21.3(a), the Recipient must:

(i) to the extent possible, notify the Discloser immediately it anticipates that it may be required to disclose any of the Confidential Information;

(ii) consult with and follow any reasonable directions from the Discloser to minimise disclosure; and

(iii) if disclosure cannot be avoided:

(A) only disclose Confidential Information to the extent necessary to comply; and

(B) use reasonable efforts to ensure that any Confidential Information disclosed is kept confidential.

21.4 **Restrictions on public announcements**

Subject to clause 21.3, no party may directly or indirectly make a public announcement about or comment on the contents of this document including any discussions between the parties without the prior written consent of the other party.

21.5 **Recipient's return or destruction of documents**

On termination of this document the Recipient must immediately:

(a) deliver to the Discloser all documents and other materials containing, recording or referring to Confidential Information; and

(b) erase or destroy in another way all electronic and other intangible records containing, recording or referring to Confidential Information,

which are in the possession, power or control of the Recipient or of any person to whom the Recipient has given access.

21.6 **Security and control**

The Recipient must:

(a) keep effective control of the Confidential Information; and

(b) ensure that the Confidential Information is secure from theft, loss, damage or unauthorised access or alteration.

21.7 **Privacy**

For Confidential Information that is personal information (as defined in the *Privacy Act 1988* (Cth)), the Recipient must comply with the *Privacy Act* and the National Privacy Principles, and must do all that is reasonably needed on its part to enable the Discloser to comply with them.

21.8 **Customer lists and listing information**

For the avoidance of doubt, Confidential Information includes CCA's customer lists and details and are to be retained by CCA and the information disclosed by Europa to CCA pursuant to clause 19.4(e).

21.9 **Recipes and Product Know How**

(a) Europa acknowledges and agrees that the Recipes and Product Know How are Confidential Information of CCA and should not be disclosed by Europa to any third parties.

(b) Europa warrants that it will do all things necessary to maintain and protect the confidentiality of any Recipe or Product Know How, including (for the avoidance of doubt) procuring that each officer, employee, agent, contractor or professional adviser who is or may be aware of the Recipes or of any Product Know How maintains and protects their confidentiality.

21.10 **Procedure for familiarising CCA with Recipes**

(a) If:

(i) CCA wishes to develop a potential Product and requests that Europa develop recipes, lists of ingredients, formulations and production methods for that new Product and Europa does so; or

(ii) Europa independently develops a recipe, lists of ingredient, formulation or production method and suggests to CCA that it utilise the same in connection with a potential Product or an existing Product,

then Europa must, within 14 days of the development of the recipe(s), list(s) of ingredients, formulation(s) or production method(s) (the **New Recipe**), provide the New Recipe in writing to CCA.

(b) Europa must not modify or otherwise alter a Recipe without the written consent of CCA.

(c) In the event that CCA provides its written consent to the modification or alteration of a Recipe in accordance with clause 21.10(b), Europa must not commence manufacture of the Product with the modified or altered Recipe unless and until Europa has provided the modified or altered Recipe in writing to CCA and such modification or alteration has been approved in writing by CCA (at which time the modified or altered Recipe will become the Recipe for the Product for the purposes of this document).

(d) In each calendar year during the Contract Period, Europa must on no less than 20 Business Days' notice from CCA permit two (2) CCA employees (the **CCA Representatives**) to observe and record the manufacturing of each Product at Europa's facilities and make its personnel who manage the manufacturing of the Products available for interview by the CCA Representatives. If it is not possible for the CCA Representatives to observe and record the manufacturing of all Products in a single visit then Europa must permit the CCA Representatives attend Europa's facilities at such times as may be necessary to allow them to do so.

(e) At any time during the last calendar quarter of the Contract Period, CCA may on no less than 10 Business Days' notice request an additional repetition of the process set out in clause 21.10(d) to familiarise itself with the Recipes, the Product Know How and the manufacture of the Products prior to the expiry of the term of this document (which, for the avoidance of doubt, will be in addition to the occurrence(s) provided for in clause 21.10(d)).

22. DISPUTE RESOLUTION AND EVIDENCE

(a) If a dispute arises between the parties in connection with this document, the parties undertake in good faith to use all reasonable endeavours to settle the dispute.

(b) If the parties are unable to settle a dispute within seven (7) days of commencement of discussions on the dispute then either party may implement the following dispute resolution procedure, by written notice to the other party (**Dispute Notice**).

(c) If any Dispute Notice is given, Europa and CCA must:

(i) each appoint a representative with authority to resolve the matter to meet and discuss the matters raised in the Dispute Notice; and

(ii) ensure that its representative:

(A) meets with the other representative to discuss each matter raised in the Dispute Notice; and

(B) makes a genuine effort to negotiate an agreement on each such matter,

within 30 days after the Dispute Notice is given.

(d) No party may commence court proceedings relating to the dispute (except where that party seeks urgent interim or interlocutory relief) unless:

(i) the relevant party has complied with this clause 22; and

(ii) the dispute is not resolved within the 30 day period referred to in clause 22(c) above.

(e) If a party fails to comply with this clause 22, the other party need not comply with this clause 22 before commencing court proceedings.

(f) The parties acknowledge that the purpose of any exchange of information or documents or the making of any offer of settlement pursuant to this clause 22 is to attempt to settle the dispute between the parties. No party may use any information or documents obtained through the dispute resolution process established by this clause 22 for any purpose other than in an attempt to settle a dispute between them.

23. NOTICES

A notice, consent or other communication under this document is only effective if it is in writing, signed and either left at the addressee's address or sent to the addressee by mail or email.

A notice, consent or other communication that complies with this clause is regarded as given and received:

(a) if sent by mail, three (3) Business Days after it is posted; and

(b) if sent by email, on the day on which it was transmitted or, if transmitted after 5.00 pm (Sydney time), on the next Business Day.

A person's addresses are those set out below, or as the person notifies the sender:

Europa

Address:	29 Anvil Road, Seven Hills NSW 2147
Email Address:	***raj@europa.net.au***
Attention:	Raj Beri

CCA

Address:	Level 14, 40 Mount Street, North Sydney, NSW, 2060
Email Address:	***secretariat@ccamatil.com***
Attention:	Company Secretary

24. PPSA

24.1 Security Interest

(a) CCA acknowledges this document and each order placed by CCA constitute a security agreement for the purposes of section 20 of the PPSA. In respect of any Products sold to CCA from time to time under this document, until such time as CCA has paid the price of those Products, a security interest as defined in the PPSA exists and/or

is granted in those Products by CCA in favour of Europa (**Security Interest**). CCA further acknowledges that such Security Interest is a purchase money security interest as defined in section 14 of the PPSA.

(b) Europa acknowledges and agrees that the Security Interest does not prevent CCA selling any of the Products from time to time in the ordinary course of its business.

(c) Europa agrees to submit to CCA for CCA's approval (such approval not to be unreasonably withheld or delayed) the details of any financing statement it proposes to register against CCA prior to registration on the PPS Register.

24.2 **Rights**

(a) CCA agrees that the following provisions (which would otherwise apply in any enforcement of the Security Interest) do not apply and CCA waives its rights under these provisions of the PPSA:

(i) to redeem the Products (section 142); and

(ii) to reinstate the security agreement (section 143).

(b) CCA agrees that where Europa has rights in addition to those under Chapter 4 of the PPSA, those rights will continue to apply.

(c) CCA acknowledges that it has received value as at the date of first delivery of the Products and has not agreed to postpone the time for attachment of the Security Interest.

24.3 **Amendment demands**

Until ownership of the Products passes to CCA in accordance with this document, CCA must not give Europa a written demand requiring Europa to register a financing change statement on the PPS Register.

25. **GENERAL**

25.1 **Governing law**

(a) This document is governed by the laws of the State of New South Wales.

(b) Each party submits to the jurisdiction of the courts of that State and of any court that may hear appeals from any of those courts for any proceedings in connection with this document.

25.2 **Liability for expenses**

Each party must pay its own expenses incurred in negotiating, executing, stamping and registering this document.

25.3 **Relationship**

The parties are independent contractors. This document is not intended to create a relationship of employer and employee, principal and agent, partnership or joint venture, or a fiduciary relationship. Neither party is authorised to commit the other party (except as expressly set out in this document).

25.4 **Duty of co operation**

Each party must:

(a) do all that is needed on its part to enable the other party to perform any obligation under this document which cannot be performed effectively without the co-operation of both parties; and

(b) not do anything with the intention of making it impossible to perform its own obligations under this document, or to make it impossible for the other party to carry out its obligations under this document.

25.5 Giving effect to this document

Each party must do anything (including execute any document), and must ensure that its employees and agents do anything (including execute any document), that the other party may reasonably require to give full effect to this document.

25.6 Waiver of rights

A right may only be waived in writing, signed by the party giving the waiver, and:

(a) no other conduct of a party (including a failure to exercise, or delay in exercising, the right) operates as a waiver of the right or otherwise prevents the exercise of the right;

(b) a waiver of a right on one or more occasions does not operate as a waiver of that right if it arises again; and

(c) the exercise of a right does not prevent any further exercise of that right or of any other right.

25.7 Operation of indemnities

(a) Each indemnity in this document survives the expiry or termination of this document.

(b) A party may recover a payment under an indemnity in this document before it makes the payment.

25.8 Consents

Where this document contemplates that a party may agree or consent to something (however it is described), that party may:

(a) agree or consent, or not agree or consent, in its absolute discretion; and

(b) agree or consent subject to conditions,

unless this document expressly contemplates otherwise.

25.9 Inconsistency with other documents

If this document is inconsistent with any other document or agreement between the parties, this document prevails to the extent of the inconsistency, except in relation to the AUSTRALIAN BITTERS Manufacturing Agreement, which will prevail in relation to any inconsistency with the terms of this document.

25.10 Counterparts

This document may be executed in counterparts.

25.11 Amendment

This document can only be amended or replaced by another document executed by the parties.

25.12 Operation of this document

(a) Subject to clause 25.12(b), this document contains the entire agreement between the parties about its subject matter. Any previous understanding, agreement, representation or warranty relating to that subject matter is replaced by this document and has no further effect.

(b) Any right that a person may have under this document is in addition to, and does not replace or limit, any other right that the person may have.

(c) Any provision of this document which is unenforceable or partly unenforceable is, where possible, to be severed to the extent necessary to make this document enforceable, unless this would materially change the intended effect of this document.

SCHEDULE 1

Specification Form

Product Name	[•]	
General product description	[•]	
Product category	[•]	
Recipe and production method	[•]	
SKU specifications	[•] SKU electronic article number: [•]	
Retail unit	[•] Retail unit electronic article number: [•]	
Consumer unit	[•] Consumer unit electronic article number: [•]	
Carton/case/box specifications	[•]	
Carton/case/box artwork specifications	[•]	
Inner (box/divider) specifications	[•]	
Inner (box/divider) artwork specifications	[•]	
Retail unit packaging specifications	[•]	
Retail unit packaging artwork specifications	[•]	
Consumer unit container specifications	[•]	
Consumer unit closure specifications	[•]	
Consumer unit label specifications	[•]	
Pallet configuration	[•]	
Other specifications	[•]	
Initial price	[•]	
Registered trade marks	**Trade Mark**	[•]

(Information to be provided for each registered trade mark)	**Trade Mark No.**	[•]
	Country	[•]
	Classes	[•]
Unregistered trade marks	[•]	
Copyright works	[•]	
Special terms	[•]	
Product Specification Form approved by CCA	**Signature**	
	Name	[•]
	Position	[•]
	Date	[•]
Product Specification Form approved by Europa	**Signature**	
	Name	[•]
	Position	[•]
	Date	[•]

EXECUTED as an agreement.

Each person who executes this document on behalf of a party under a power of attorney declares that he or she is not aware of any fact or circumstance that might affect his or her authority to do so under that power of attorney.

EXECUTED by **EUROPA INTERNATIONAL PTY LTD**:

Signature of sole director

ANIL BERI

Name

Signature of witness

MEENA BERI

Name

EXECUTED by **COCA-COLA AMATIL (AUST) PTY LIMITED**:

Signature of authorised representative

SIMONE RICHARDSON.

Name

Signature of witness

RICHARD CONWAY

Name